Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to your disclosure of our audit report dated April 14, 2011 on the consolidated financial statements of China Teletech Limited as of December 31, 2010 and 2009 and for the years then ended, respectively, Form 10-K of China Teletech Limited.

For the purpose of the aforesaid Form 10-K, we also consent to the reference of our firm as "Experts" under the 'Experts' caption, which, in so far as applicable to our firm means accounting experts.

/s/ Samuel H. Wong & Co., LLP
San Mateo, California	Samuel H. Wong & Co., LLP
April 15, 2011	Certified Public Accountants